EXHIBIT 99

RPC, Inc. Announces Regular Quarterly Cash Dividend

ATLANTA, April 24, 2013 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.10 per share payable June 10, 2013 to common stockholders of record at the close of business on May 10, 2013.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net